UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2018

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 8 – Other Events

Item 8.01 Other Events

On February 23, 2018, PPL Corporation (the “Company”) entered into a Distribution Agreement (the “Distribution Agreement”) with J.P. Morgan Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc., as sales agents (each, a “Sales Agent” and collectively, the “Sales Agents”) and JPMorgan Chase Bank, National Association, London Branch, Barclays Bank PLC and Citibank N.A., as Forward Purchasers (each, a “Forward Purchaser” and collectively, the “Forward Purchasers”), pursuant to which the Company may sell, from time to time, up to an aggregate sales price of $1,000.0 million of its common stock, par value $.01 per share (the “Common Stock”), through the Sales Agents. Sales of the Common Stock made pursuant to the Distribution Agreement, if any, may be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale or negotiated transactions, or as otherwise agreed with the applicable Sales Agent. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock, capital needs and determinations by the Company of the appropriate sources of funding for the Company. Any shares sold will be offered and sold pursuant to the Company’s registration statement on Form S-3 (File No. 333-223142) filed with the Securities and Exchange Commission on February 22, 2018.

In addition to the issuance and sale of Common Stock by the Company through the Sales Agents, the Company also may enter into forward stock purchase transactions (each, a “Forward Transaction”) with the Forward Purchasers as set forth in a separate letter agreement (each, a “Forward Agreement”), a form of which is attached as Exhibit B to the Distribution Agreement. In connection with each Forward Agreement, the applicable Forward Purchaser will borrow from third parties and, through a Sales Agent, sell a number of shares of the Common Stock equal to the number of shares underlying such Forward Agreement to hedge such Forward Agreement.

The initial forward sale price per share under each Forward Agreement will equal the product of (1) an amount equal to one minus the applicable forward selling commission and (2) the volume weighted average price per share at which the shares of Common Stock are sold by the Sales Agents pursuant to the Distribution Agreement, subject to the price adjustment provisions of such Forward Agreement. If the Company elects to physically settle any Forward Agreement by delivering Common Stock, it will receive an amount of cash from the Forward Purchaser equal to the product of the initial forward sale price per share under such Forward Agreement and the number of shares underlying such Forward Agreement, subject to the price adjustment and other provisions of the Forward Agreement. Each Forward Agreement will provide that the initial forward sale price, as well as the sales prices used to calculate the initial forward sale price, will be subject to adjustment based on a floating interest rate factor equal to the federal funds rate less a spread. In addition, the initial forward sale price will be subject to decrease on certain dates specified in such Forward Agreement by the amount per share of quarterly dividends the Company expects to declare during the term of such Forward Agreement. If the federal funds rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

Except under the circumstances described in the next sentence, the Company has the right, in lieu of physical settlement of any Forward Agreement, to elect cash or net share settlement of such Forward Agreement. Each Forward Purchaser will have the right to accelerate its Forward Agreement and require the Company to physically settle on a date specified by the Forward Purchaser under the terms described in the Forward Agreement.

A copy of the Distribution Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, an opinion of Frederick C. Paine is filed as Exhibit 5.1 and the consent of Frederick C. Paine is filed as Exhibit 23.1. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

1.1 –	Distribution Agreement, dated February 23, 2018, by and among PPL Corporation and J.P. Morgan Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., JPMorgan Chase Bank, National Association, London Branch, Barclays Bank PLC and Citibank N.A.

5.1 –	Opinion of Frederick C. Paine, Esq.

23.1 –	Consent of Frederick C. Paine, Esq. (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger Vice President and Controller

Dated: February 23, 2018